EXHIBIT 10.1

(CONFORMED)

CONSULTING AGREEMENT

This Consulting Agreement made this 5th day of July, 2005, by and between Kenilworth Systems Corporation, a New York Corporation (hereinafter “Kenilworth” or the “Company”) with offices at 185 Willis Avenue, Suite # 4, Mineola, NY  11501 and Al Luciani (hereinafter “Consultant”)  residing at 201 West Seaview Avenue, Linwood, NJ 08221.

R E C I T A L S

Consultant has developed a significant expertise in operating, organizing, constructing and financing CASINOS in the United States, including Indian Reservations.   Kenilworth desires to retain the services of Consultant as Consultant so that Consultant will be available to advise Kenilworth on all aspects of its business.  Consultant desires to enter into such a relationship with Kenilworth.

1.             Terms of Employment.   Kenilworth hereby retains Consultant as an independent contractor, and Consultant hereby accepts such relationship with Kenilworth for a period of one (1) year (the “Term”).

2.             Duties of Consultant.  During the term, Consultant shall render services to Kenilworth as Consultant and Advisor in the operation of its business at the address indicated above.  The nature and extent of the services to be provided shall be in the sole and absolute discretion and determination of Consultant and Kenilworth shall have no right to contest, in any manner, the nature and extent of same.  Similarly, the time and manner in which the services are provided shall be at the sole determination of the Consultant.

Consultant shall not be required to attend at the place of business of Kenilworth or  at any other place designated by Kenilworth.

The services to be performed by Consultant, to the extent determined by him, shall be deemed sufficient if performed by telephone consultation.

3.             Compensation to Consultant.  Kenilworth shall pay to Consultant  an annual Fee of one hundred twenty thousand dollars ($120,000) as follows: sixty thousand dollars ($60,000) payable in increments of five thousand dollars ($5,000) monthly and an additional sixty thousand dollars ($60,000) accrued in increments of five thousand dollars ($5,000) monthly until the Company can obtain a planned ten million dollars ($10,000,000) in a Private Placement, when the accruals will be paid in full and the entire payments are made monthly for the terms of this agreement.  In addition, the Company will cause to be issued to the Consultant  one million

(1,000,000) shares of its Common Stock par value $0.01 per share for each six (6) month period the Consulting Agreement is in full force and effect.

The Consultant agrees to accept the Stock for investment only. Kenilworth further elects to engage the services of the Consultant beyond the consulting services provided herein and the Consultant shall be entitled to additional compensation on terms acceptable to Kenilworth.  If the Consultant is directly involved in obtaining capital for the Company we will pay a Finder’s Fee or Commission of five percent (5%) in cash and five percent (5%) of the total number of shares or bonds being issued to the investors, or by separate negotiations between Kenilworth, the investors and the Consultant.

Consultant represents to Kenilworth that the Common Stock being acquired by Consultant is being acquired for investment and the Consultant’s own accounts and that he has no present intention of reselling or distributing the Common Stock to others, except as directed.

Consultant agrees that none of the Common Stock will be transferred or distributed without having presented to Kenilworth either (i) a written legal opinion of legal counsel, satisfactory to Kenilworth, in form and substance satisfactory to Kenilworth’s counsel indicating that the proposed transfer will not be in violation of any of the provisions of the Securities Act of 1933 as amended (the “Securities Act”) and the rules and regulations promulgated there under or (ii) an effective Registration Statement.  (The shares to be issued to the Consultant, may be resold without registration one [1] year after the agreed upon issuance date pursuant to an exemption provided under SEC Rule 144).

Consultant represents that he has adequate means of providing for his current living expenses and contingencies and that he has no need for liquidity of this investment.  Consultant represents that he can afford the risk of loss of the entire investment.

Consultant fully understands that in connection with the issuance of the Common Stock, that Kenilworth is relying to a material degree on the representations, warranties and covenants contained therein.  Consultant realizes that sales by him of Common Stock may be deemed evidence of his present intention and thus tend to bring into question the truth of the representations made in this agreement.

Consultant agrees that a legend reading substantially as follows or such other legend as may be utilized by Kenilworth transfer agent, American Stock Transfer & Trust Company, may be placed on the Common Stock:

“THE SECURITIES WHICH ARE REPRESENTED ITSEIN HAVE NOT BEEN REGISTERED UNDER THE SECURTITES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS AND NEITITS SUCH SECURITIES NOR ANY INTEREST TITSEIN MAY BE OFFERED, SOLD, PLEGED, OR ASSIGNED OR OTITSWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT TITSETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL, WHICH

OPINION AND COUNSEL ARE SATIFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFCTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.”

4.             Independent Contractor.  In the performance of his service hereunder, Consultant shall at all times be an independent contractor.  Consequently, Kenilworth will not withhold income or social security taxes or provide unemployment, disability, or any other similar benefits to the Consultant unless required to do so by law.

5.             Expenditures.  Consultant shall not be authorized to make or authorize any expenditure on behalf of Kenilworth in excess of out-of-pocket expenses without obtaining prior written approval from a duly authorized officer of Kenilworth.

6.             Defaults.  In the event of any default by Kenilworth in its obligations there under, Consultant, in addition to any remedies provided under the terms of the payments of the consulting fee in Kenilworth Common Stock, shall be free of any restrictions on their activities as contained in this Agreement between Kenilworth and the Consultant.

7.             Restrictive Covenant.

(a)           As an inducement to and material consideration for the Consultant, Consultant covenants that it shall not at any time during the term of this Agreement and for a period of five (5) years thereafter in any manner participate or engage in any business endeavor, directly or indirectly, by itself or with the assistance of others, offering substantially similar services as provided by the Company, in any locality, jurisdiction or territory whatsoever, whether as owner, Consultant, manager, consultant, advisor, agent, officer, director, shareholder (or the equivalent) or in any other capacity whatsoever.

The Consultant agrees that given the nature of the business of the Company and the fact that the Company’s business endeavors are worldwide in nature, the restrictions herein contained are reasonable in duration and geographic limitation.

(b)           In the course of Consultant’s employment and because of the nature of its responsibilities, it will acquire valuable and confidential information and trade secrets with respect to the Company’s business contacts and associations (the “clients”), which information, as to the latter, may constitute the Consultant’s only contact with such clients.  In consideration of the Consultant’s retention and in view of the foregoing position of trust occupied by Consultant, and in consideration of the covenants attendant to this Agreement,  Consultant agrees it is reasonable and necessary for the protection of the goodwill and business of the Company that it make the covenants contained in the within Agreement, and that the Company will suffer irreparable injury if  Consultant  engages in conduct prohibited hereby.  Consultant represents that its experience and/or abilities are such that the observance of the aforementioned covenants will not cause its undue hardship nor will it unreasonably interfere with its ability to earn a livelihood.

(c)           The aforementioned covenants shall each be construed as a separate independent agreement, and the existence of any claim of Consultant against the Company shall not constitute a defense to the enforcement by the Company of any of such covenants.

8.             Restriction On Use of Confidential Information.

(a)           Except as required by any Court or other agency having jurisdiction over the  Consultant, Consultant will, at all times, both during and after the term hereof, keep secret all Information made known to Consultant by Company or any of its officers, employees or agents, or Information learned while working for the Company.  Consultant will not, directly or indirectly, disclose, divulge or use at any time, except for the benefit and only at the request of the Company, either during or after termination of Consultant’s employment, any Information obtained by Consultant at any time by, or as a result of, Consultant’s assignments with the Company.

(b)           “Information” as used herein, means any confidential information or knowledge relating directly or indirectly to the business or businesses of Company, including any information or knowledge pertaining to actual or potential clients of Company, including the financial affairs of such client.  “Information” also means documents and information regarding Company’s methods of operation, marketing strategy, lists, specialized training procedures, forms, computer programs, secret or confidential techniques, patent applications and information relating thereto, methods, processes, equipment, books, notes, drawings, tapes, prints, profit and loss information and other related internal business information and documents pertaining to the affairs of Company.

9.  Solicitation of Independent Contractors or Employees.  Consultant agrees that during the period it is retained by Company, and for a period of five (5) years thereafter and regardless of the reasons therefore,  Consultant will not hire, offer to hire, entice away or solicit or in any other manner persuade or attempting to persuade any:

(a)           then current officer, employee, consultant, contractor or agent of Company or any of same who have been employed by or associated with Company within one (1) year preceding the termination of Consultant’s retention; or

(b)           referral source of business or other  provider of business to Company to discontinue his, his and/or it not to renew said relationship.

(c)           The Consultant acknowledges that (i) in the event its retention with Company terminates for any reason it will be able to earn a livelihood without violating the foregoing restrictions and (ii) its ability to earn a livelihood without violating such restrictions is a material condition to its retention by the Company.

(d)           Consultant acknowledges and agrees that, in the event of an actual or threatened violation by Consultant of any of the restrictions of this Agreement, Company will suffer irreparable harm and will be without adequate remedy at law.  Consultant understands

Company may seek restraint of said violation or threatened violation by obtaining injunctive relief, which shall include, but not be limited to, a temporary restraining order and preliminary injunction without the posting of a bond of any kind.  Nothing contained herein shall be construed as prohibiting Company from pursuing any other remedies available to Company for breach or threatened breach of the provisions of this Agreement, including the right to seek and recover an award for its legal fees and expenses necessarily incurred in pursuing such remedies.

10.           Return of Property.  Consultant agrees that upon termination of its retention by the Company, for any reason, Consultant will deliver to Company all  records,  lists, marketing strategy, specialized training procedures, forms, computer programs, keys, pass cards, identification cards, listings, policy procedure manuals, memos, letters, profit and loss information and other related business information concerning Company or other documents or materials of any nature whatsoever in Consultant’s possession or control that was obtained by Consultant during its course of its retention by Company.

11.           Notices.  All notices and other communications between the parties shall be deemed to have been given five (5) business days after mailing hereof by United States Post Office registered mail, return receipt requested, postage prepaid, to such parties at the following addresses:

If to:	Kenilworth Systems Company

185 Willis Avenue – Suite # 4

Mineola, NY 11501
Attention: Gino Scotto, CEO

cc:	Miles R. Jacobson, Esq.
Jacobson Goldberg & Kulb, LLP
585 Stewart Avenue, Suite 720
Garden City, NY 11530

If to Consultant:	Al Luciani
201 West Seaview Avenue
Linwood, NJ 08221

cc:

12.           Entire Agreement.  This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Consultant by Kenilworth, and contains all the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification of this agreement will be effective only if it is in writing and signed by both parties.

13.           Severability.  The provisions of this agreement are agreed to be severable; i.e., if any provision of this agreement or the application thereof is held to be invalid or unenforceable, that invalidity or unenforceability shall not be construed to affect any other provisions or application.

14.           Governing Law.  The validity, interpretation and performance of this agreement shall be controlled by and construed under the laws of the State of New York.  The parties hereto hereby consent to the jurisdiction of the New York courts in the event any dispute arises in conjunction herewith.

15.           Successors and Assigns.  This agreement is binding on the  successors  and assigns of the Company.  The Consultant shall have no right to assign any of its rights or benefits hereunder.

IN WITNESS WHEREOF, the parties have executed this agreement on the day and year first above written.

KENILWORTH SYSTEMS CORPORATION

/s/ Al Luciani	By:	/s/ Gino Scotto
Al Luciani	Gino Scotto, CEO